Contact:

Sebastien Reyes

Director of Investor Relations

AMERCO

(602) 263-6601

Sebastien_Reyes@uhaul.com

AMERCO Announces $600 Million Private Placement of Senior Unsecured Notes

RENO, Nev. (December 7, 2021)—AMERCO (Nasdaq: UHAL), a Nevada corporation (the “Company”), announced today that it has entered into a note purchase agreement to issue $600 million of fixed rate senior unsecured notes (the “Notes”) in a private placement offering with a weighted average interest rate of 2.71% as of the issuance date.

The senior notes consist of five tranches. The $100 million Series A 2.55% Senior Notes are due January 27, 2030, the $100 million Series B 2.60% Senior Notes are due January 27, 2031, the $100 million Series C 2.68% Senior Notes are due January 27, 2032, the $150 million Series D 2.73% Senior Notes are due January 27, 2033, and the $150 million Series E 2.88% Senior Notes are due January 27, 2035.

“Based on the strong response to our last private placement, we accelerated the timeframe for our follow-up offering,” stated Joe Shoen, chairman of AMERCO. “These capital transactions are helping to facilitate the progress we are making on our expansion plans.”

The notes have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States or any other jurisdiction absent registration or an exemption from the registration requirements of the Securities Act of 1933 and the applicable securities laws of any state or other jurisdiction.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About AMERCO

AMERCO is the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

About U-Haul

Since 1945, U-Haul has been the No. 1 choice of do-it-yourself movers, with a network of more than 23,000 locations across all 50 states and 10 Canadian provinces. Our customers’ patronage has enabled the U-Haul fleet to grow to approximately 176,000 trucks, 126,000 trailers and 46,000 towing devices. U-Haul is the third largest self-storage operator in North America and offers over 841,000 rentable storage units and 72.6 million square feet of self-storage space at owned and managed facilities. U-Haul is the largest retailer of propane in the U.S., and continues to be the largest installer of permanent trailer hitches in the automotive aftermarket industry.